Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Kuber Resources Corporation

(Formerly known as Uonlive Corporation)

1107, Tower 1, Lippo Centre

Admiralty, Hong Kong

We hereby consent to the incorporation in the Form 10-k for the year ended December 31, 2022 of Kuber Resources Corporation (Formerly known as Uonlive Corporation) (the “Company”) of our report dated April 14, 2023, with respect to the Consolidated financial statements of the Company for the year ended December 31, 2022 and the related notes to the financial statements.

Mercurius & Associates LLP

(Formerly known as AJSH & Co LLP)

New Delhi, India

April 14, 2023